Exhibit 99.4

Date: March 1, 2021

Tuya Inc.

10/F, Building A, Huace Center

Xihu District, Hangzhou City

Zhejiang, 310012

People’s Republic of China

Re: Tuya Inc.

Ladies and Gentlemen,

We understand that Tuya Inc. (the “Company”) filed a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”) on February 26, 2021.

We hereby consent to the references to our name and the inclusion of information, data and statements from us, which are set forth in Attachment A hereto (the “Information”), and any subsequent amendments to the Information, as well as the citation of the Information and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any other amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

International Data Corporation

/s/ Stephanie Geary
Name:	Stephanie Geary
Title/Position:	Senior Inquiry Analyst, Content Permissions

Attachment A

1.

According to IDC, the worldwide IoT software total addressable market is forecasted to grow from US$129.2 billion in 2019 to US$237.0 billion by 2024, representing a CAGR of 12.9%. China represents 16.6% and 18.1% of this market in 2019 and 2024, respectively.

2.

According to IDC, the overall global IoT market, including hardware, software and services, is expected to grow from US$659.2 billion in 2019 to US$1,112.6 billion in 2024, representing a CAGR of 11.0%.

Asia Pacific including Japan had the largest share of the global IoT spend in 2019, representing 45.2% of the overall spend. It is forecasted to continue to contribute the most to the overall spend, growing at 11.3% CAGR from 2019 to 2024 and representing 45.8% of the market in 2024. Americas and EMEA accounted for 28.8% and 25.9% share of the overall spend in 2019, respectively. They are forecasted to grow at 9.3% and 12.4% CAGR, respectively, from 2019 to 2024. The chart below shows regional spend in 2019 and 2024.

3.

According to IDC, IoT software spend has reached US$129.2 billion in 2019 and is forecasted to grow to US$237.0 billion by 2024, representing a CAGR of 12.9%. Software represents 19.6% and 21.3% of the total IoT spend in 2019 and 2024, respectively. IoT software spend in China is estimated to be US$21.5 billion in 2019 and US$42.9 billion in 2024, representing a CAGR of 14.8%. Within IoT software there are a range of categories such as application software, analytics software, security software and others. The chart below shows market opportunity of IoT software in 2019 and 2024.

Source Info:

•	IDC, Worldwide Internet of Things Spending Guide, December 2020 (V2 2020)